                                  Exhibit 99.1

FOR IMMEDIATE RELEASE



[XATA LOGO]

                                                             CONTACT:
                                                             John G. Lewis, CFO
                                                             XATA Corporation
                                                             952-707-5600
                                                             john.lewis@xata.com


XATA RELEASES FIRST QUARTER RESULTS


MINNEAPOLIS, Jan. 29, 2004--XATA Corporation (Nasdaq/SC): XATA the leader in onboard fleet management solutions for the private fleet trucking industry, today reported net sales of $3.3 million in its first quarter of fiscal 2004, which ended Dec. 31, 2003, compared to $3.0 million in the first quarter of fiscal 2003.

"We were pleased with the many key accomplishments in our first quarter," reported Craig Fawcett, XATA president and chief executive officer. "In addition to important progress with strategic accounts, distribution channels and financing, we experienced continued demand for our market-leading OpCenter(TM) fleet management system, and achieved significant milestones in the rollout of our web-based XATANET(TM) system."

On a Generally Accepted Accounting Principles (GAAP) basis, the company reported a net loss of $455,000, or $0.07 per share on a basic and diluted basis, for its fiscal first quarter, versus a net loss of $854,000, or $0.12 per share on a basic and diluted basis, for the fiscal first quarter of 2003.

"The net loss in our fiscal first quarter narrowed when compared with both the prior fiscal quarter and the first quarter of fiscal 2003," continued Fawcett. "This resulted from our increased sales and continued emphasis on controlling operating expenses."

The company highlighted the following recent accomplishments:

     o Awarded orders totaling approximately $8 million for its OpCenter fleet management system related to the United States Postal Service 2004 cargo van purchase.

     o Announced its program with Penske Truck Leasing Co., L.P. in which Penske will offer the XATANET web-based fleet management system to its lease customers throughout North America. XATANET will be integrated into Penske's standard lease product offerings.

     o Secured $4.2 million equity financing from Trident Capital, a premier private equity firm focusing on information services and enterprise software.

     o Delivered timely product updates to support the new Hours-of-Service rules issued by the Federal Motor Carrier Safety Administration.



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XATA RELEASES FIRST QUARTER RESULTS - PAGE 2


"First quarter revenue was derived from OpCenter related hardware and software sales totaling $2.0 million, software maintenance, support and professional services totaling $1.1 million, and approximately $200,000 of recognized revenue from sales of XATANET equipment and services," reported John Lewis, XATA chief financial officer. The company began shipments of XATANET 2.0 in the middle of fiscal 2003. "Because XATANET is a subscriber-based product, revenue associated with it is recognized over the initial term of each subscription rather than fully at the time of delivery. Because of this, we expect that reported revenue growth from this product will occur gradually as the subscriber base grows."

"Research and development expense associated with the development of new products totaled $533,000 in the first quarter," continued Lewis. "In addition, we invested $53,000 in the first quarter on the enhancement of released products. The expenses associated with released products are included as a component of cost of sales. Our total investment in products, including both the development of new products and the enhancement of existing products, was $586,000 for the first quarter."

"Cost of sales as a percent of net sales decreased in the first quarter compared to the first quarter of fiscal 2003 due primarily to a more favorable sales mix, including an increase in software services revenue. Selling, general and administrative expenses decreased in the first quarter due to the implementation of several initiatives to reduce our overall operating expenses."

On December 6, 2003, the company entered into a Common Stock Warrant and Series B Preferred Stock Purchase Agreement with several entities associated with Trident Capital, Inc. In this transaction, Trident Capital purchased 1,612,903 shares of Series B Preferred Stock for $4.1 million, or $2.54 per share. Each share of the Preferred Stock is convertible into one share of the company's Common Stock. Additionally, the company issued Trident Capital 5-year warrants to purchase 451,226 shares of its Common Stock at an exercise price of $3.17 per share. The aggregate purchase price of the warrants was $56,000. As a result of the Trident Capital investment, cash and cash equivalents increased to $4.2 million on Dec. 31, 2003 from $608,000 on Sept. 30, 2003, while the bank line of credit balance decreased to $274,000 on Dec. 31, 2003 from $792,000 on Sept. 30, 2003. "We continue to be optimistic about the future for our company," concluded Fawcett. "With improving economic conditions, the pending launch of Penske's XATANET sales program, $8 million in new orders related to the USPS cargo van purchase, and the additional capital recently provided by Trident Capital, we have much to be excited about."

ABOUT XATA

A pioneer in onboard fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards. Today, XATA continues to lead the industry by seamlessly combining global positioning,


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XATA RELEASES FIRST QUARTER RESULTS - PAGE 3


wireless communication and fleet management software to help companies create enterprise fleet management systems. The company's proven solutions enable its customers to reduce fuel costs, increase operational efficiencies, improve safety and enhance customer service. Today, XATA systems increase the productivity of more than 30,000 trucks at over 1,000 distribution centers across North America. For more information, visit www.xata.com or call 1-800-745-9282.

This announcement includes forward-looking statements based on current expectations. Actual results may differ materially. These forward-looking statements involve a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, and the ability to establish and maintain strategic partner relationships.



                                XATA CORPORATION
                       CONDENSED STATEMENTS OF OPERATIONS
                (Amounts in thousands, except per share amounts)


                                                    Three Month Period Ended
                                           --------------------------------------------
                                                Dec. 31,                   Dec. 31,
                                                  2003                       2002
                                               (unaudited)                (unaudited)
                                           --------------------------------------------
Net sales                                           $ 3,270                    $ 2,985

Cost of sales                                         2,116                      1,992
Selling, general and administrative                   1,054                      1,305
Research and development                                533                        525
                                           --------------------------------------------
Total costs and expenses                              3,703                      3,822
                                           --------------------------------------------

Loss from operations                                   (433)                      (837)
Interest and other expense, net                         (22)                       (17)
                                           --------------------------------------------

Loss before income taxes                               (455)                      (854)
Income tax expense                                        -                          -
                                           --------------------------------------------
Net loss                                             $ (455)                    $ (854)
                                           ============================================


Net loss per common share
     Basic & Diluted                                $ (0.07)                   $ (0.12)

Weighted average common and
common share equivalents
     Basic & Diluted                                  6,950                      6,932
                                           ============================================




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XATA RELEASES FIRST QUARTER RESULTS - PAGE 4




                     XATA CORPORATION
                 CONDENSED BALANCE SHEETS
                  (Amounts in thousands)

                                                               Dec. 31,                    Sept. 30,
                                                                 2003                        2003
                                                           -----------------           -----------------
                                                             (unaudited)                  (audited)
                                                           -----------------           -----------------
 Current assets
      Cash and cash equivalents                                     $ 4,184                       $ 608
      Accounts receivable, net                                        2,653                       3,759
      Inventories                                                     1,179                         943
      Deferred production costs                                         259                         305
      Prepaid expenses                                                   83                         124
                                                           -----------------           -----------------
           Total current assets                                       8,358                       5,739

 Equipment and leasehold improvements, net                              375                         419
 Capitalized software development costs, net                            991                       1,319
                                                           -----------------           -----------------

           Total assets                                             $ 9,724                     $ 7,477
                                                           =================           =================


 Current liabilities
      Bank line of credit                                             $ 274                       $ 792
      Current maturities of long-term debt                              225                         176
      Accounts payable                                                  839                       1,462
      Accrued liabilities                                             1,041                       1,016
      Deferred revenue                                                1,590                       1,525
                                                           -----------------           -----------------
           Total current liabilities                                  3,969                       4,971

 Long-term debt                                                         195                         251
 Deferred revenue, non-current                                          177                         221
                                                           -----------------           -----------------
           Total liabilities                                          4,341                       5,443

 Shareholders' equity
      Common stock                                                   18,536                      17,837
      Preferred stock                                                 3,115                           -
      Accumulated deficit                                           (16,268)                    (15,803)
                                                           -----------------           -----------------
           Total shareholders' equity                                 5,383                       2,034
                                                           -----------------           -----------------

           Total liabilities and shareholders' equity               $ 9,724                     $ 7,477
                                                           =================           =================

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